Exhibit 3.12

ARTICLES OF INCORPORATION

OF

QS INTERNATIONAL, INC.

The undersigned Incorporator hereby executes and acknowledges the following ARTICLES OF INCORPORATION for the purpose of forming a corporation under the General Corporation Law of the State of California:

ARTICLE I

NAME OF CORPORATION

The name of the Corporation shall be:

QS International, Inc.

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

AGENT FOR SERVICE OF PROCESS

The name in this state of the Corporation’s initial agent for service of process in accordance with subdivision (b) of Section 1502 of the General Corporation Law is:

John C. Warner

1740 Monrovia Avenue

Costa Mesa, California 92627

ARTICLE IV

AUTHORIZED CAPITAL STOCK

The Corporation is authorized to issue only one class of shares to be designated “Common Stock” and the total number of shares which the Corporation is authorized to issue is One Hundred Thousand (100,000).

ARTICLE V

LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION

5.01 Limitation of Director Liability. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

5.02 Indemnification. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the Corporation and its stockholders through Bylaw provisions or through agreements with the agents, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits upon such excess indemnification set forth in Section 204 of the Corporations Code.

IN WITNESS WHEREOF, the undersigned Incorporator has executed the foregoing Articles of Incorporation on April 22, 1991.

Sharyl D. Hughes,
Incorporator

The undersigned declares that she is the person who executed the foregoing Articles of Incorporation and that such instrument is the act and deed of the undersigned.

Sharyl D. Hughes,
Incorporator

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

QS INTERNATIONAL, INC.

Robert B. McKnight, Jr. and Steven L. Brink certify that:

1. They constitute the President and Secretary, respectively, of QS International, Inc., a California corporation (“Corporation”).

2. Article I of the Articles of Incorporation of the Corporation is amended to read as follows:

ARTICLE I

NAME OF CORPORATION

The name of the Corporation shall be:

Mervin Manufacturing, Inc.

3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Corporation is ten thousand (10,000). The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE:	July 30, 1997

Robert B. McKnight, Jr., President

Steven L. Brink, Secretary